UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	April 4, 2017

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2017, the Compensation Committee (the “Committee”) of the Company's Board of Directors exercised its discretion to pay an annual incentive award to Max Caviet, Chief Executive Officer of AmTrust International Limited (the Company’s European holding company subsidiary), in recognition of Mr. Caviet’s indispensable leadership of the Company’s European operations and his role in the Company’s expansion into the Asian markets and development of extended warranty business opportunities in that region.

This incentive was paid under the Company’s 2010 Omnibus Incentive Plan, as amended. Mr. Caviet was eligible for a $2,504,167 annual incentive award, based on the Committee’s assessment of three performance measures: the Company’s operating earnings, its combined ratio on a consolidated basis across all segments, and return on equity, all for the fiscal year ended December 31, 2016. Although the Company did not meet its 2016 operating earnings target, the Company’s 2016 combined ratio of 93.7% was lower than the Company’s target combined ratio of 95%, and return on equity in fiscal year 2016 of 15.8% was above the target return on equity of 15%, resulting in a performance score of slightly above 100% of target. The Committee exercised its discretion to reduce the payout to Mr. Caviet to $745,642 (which is one times his annual salary), payable two-thirds in cash and one-third in restricted stock units.

Operating earnings, one of the performance measures discussed above, is a non-GAAP financial measure and is calculated as net income attributable to AmTrust stockholders less (a) after-tax realized investment gain (loss), (b) non-cash amortization of intangible assets, (c) non-cash impairment of goodwill, (d) non-cash interest on convertible senior notes, (e) foreign currency transaction gain (loss), and (f) acquisition gain, net of tax.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	April 7, 2017

/s/ Stephen Ungar
Stephen Ungar
Senior Vice President, General Counsel and Secretary